EXHIBIT 99.1

Contacts:
Randall H. Holliday	Kristyn Hutzell
General Counsel	Avalon Investor Relations
(805) 987-8741	(512) 514-6046

FOR IMMEDIATE RELEASE

November 15, 2007

POWER-ONE WINS INFRINGEMENT LAWSUIT ON DIGITAL POWER;

JURY UPHOLDS VALIDITY OF PATENTS AND FINDS ARTESYN INFRINGED KEY SYSTEM PATENT

Camarillo, CA, November 15, 2007 —  Power-One, Inc. (NASDAQ: PWER) today announced that the jury in the U.S. District Court for the Eastern District of Texas, Marshall Division, has upheld the validity of the Power-One Z-One® digital power management and control patents asserted against Artesyn Technologies, which, along with Astec America, is now part of the Emerson Electric Co.’s (NYSE:  EMR)  Network Power business unit.

The verdict decided a number of important issues in favor of Power-One.  The jury found both of the two asserted patents to be valid and found that Power-One’s U.S. Patent No. 7,000,125  (the ‘125 patent) has been infringed by the Artesyn Technologies product.  The ‘125 patent applies to a digital power control system for controlling and monitoring an array of point of load regulators using a serial bus for communication with and control of the point of load regulators.

Power-One will issue a more detailed press release regarding this matter prior to opening of the markets on Monday November 19, 2007.  The more detailed press release will include specific information and details regarding a live-call question and answer session to be held by the company next week for interested parties.

About Power-One:

Power-One is a leading designer and manufacturer of power conversion products sold primarily to OEM customers in the telecommunications and server/storage markets; as well as data communications equipment manufacturers. Power-One’s high-reliability products are also used in applications such as test equipment, high-end industrial applications, and alternative energy. Power-One, with headquarters in Camarillo, CA, has approximately 4,000 employees with manufacturing and/or R&D operations in the United States, Dominican Republic, Italy, Switzerland, Slovakia, and China.

For information on Power-One and its products, visit the company’s Web site at www.power-one.com.

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